  ADDENDUM  TO EMPLOYMENT AGREEMENT

AGREEMENT made and entered into as of this 1st day of January, 2009 between National Automation Services, Inc., a Nevada Company (the “Company, NAS and Subsidiaries, we, or us") having an address at 2470 St Rose Parkway Suite 311, Henderson, Nevada 89074 and Jeremy W. Briggs (“Employee”), residing at 9849 Shadymill Ave. Las Vegas NV, 89148.

W I T N E S S E T H:

WHEREAS, Employee is presently engaged by the Company; and

WHEREAS, the Company and the Employee desire to set forth the terms of the Vice President and Chief Accounting Officer's services with the Company, pursuant to the terms and conditions hereof

NOW, THEREFORE, in consideration of the covenants and agreements herein contained, the parties hereto agree with each other as follows:

1. Term of Employment. The Company agrees to and does hereby employ Employee, and Employee agrees to and does hereby accept employment by the Company, as the Vice President and Chief Accounting Officer's of the Company, subject to the supervision and direction of its Board of Directors and Audit Committee, for a period of one year commencing on the date of the agreement and concluding on December 31, 2009 (the "Term").

2. Duties of Employee. Employee shall devote such time, attention and energy to the affairs of Company as shall be reasonably required to perform the duties hereunder, and, in pursuance of the policies and directions of the Board of Directors, Employee shall use his best efforts to promote the business and affairs of the Company.  The duties and responsibilities in fulfilling this Vice President and Chief Accounting Officer's are as follows:

A.

As Vice President and Chief Accounting Officer, you will have complete financial responsibility for NAS and any Subsidiaries NAS owns and operates.  This includes management of the daily financial position and operations of each.

B.

As Vice President and Chief Accounting Officer, you will be responsible for the coordination and review of all key Company financial data for the Company and its Subsidiaries to ensure compliance with local, state and federal statutory laws.

C.

As Vice President and Chief Accounting Officer, you will be responsible for ensuring the Company and its Subsidiaries meet the required timing, preparation, and review of ‘unaudited’ and ‘audited’ financial statements for sole purpose of ‘required’ external “SAS 100 Interim Reviews’ and/or ‘Audits’ in accordance with the rules and regulations governed by the Security and Exchange Commission (“SEC”) in accordance with the generally accepted accounting principles (“GAAP”) of the United States of America.

D.

As Vice President and Chief Accounting Officer, you may be required to provide monthly and/or quarterly operating schedules, reports, or ‘unaudited’ financial statements to our Board of Directors and Lending Institutions on an ‘as need basis’.  The use and release of these schedules, reports, or ‘unaudited’ financial statements are to be used for the sole purpose of providing our Board of Directors and Lending Institutions with ‘unaudited’ information of the financial position and operations of the Company and are

‘not’ to be filed with any governing or regulatory bodies (local, state, federal, international, including but not limited to the National Quotation Bureaus Pink Sheets - known as Pink Sheets, LLC, Over the Counter Bulletin Board or OTCBB, The NASDAQ Stock Market or NASDAQ, The American Stock Exchange or AMEX, and the New York Stock Exchange or NYSE without undergoing an ‘internal’ review by our Employees and an ‘external’ review by our auditor of date as well as our SEC Attorney.   Failure, breach, or ‘non compliance’ with any of the terms and schedule set forth within this paragraph will result in indemnification of the Employee based upon the terms and schedule set forth in paragraph 13 (Indemnification).

E.

As Vice President and Chief Accounting Officer, you will be responsible for the supervision of all Accounting and Finance personnel functioning as ‘employees’ of the Company or ‘Employees’ hired on behalf of the Company and its Subsidiaries.

F.

As Vice President and Chief Accounting Officer, you will be responsible to report directly to the Board of Directors as required, the financial health of the Corporation.

G.

As Vice President and Chief Accounting Officer, you will be responsible to adhere to all policies and procedures as outlined within the Employee Handbook of the Company.

3. Base Compensation. In consideration of the Employee's services pursuant to this Agreement, Company shall pay to Employee, during the period of Employee's employment under this Agreement (the "Base Compensation"), (i) a salary at the rate of Eighty Five Thousand Dollars ($85,000) per annum period in accordance with the terms and conditions of this Agreement.  The Base Compensation shall be payable in bi-monthly equal installments, in accordance with the Company's customary procedures for payroll of employees, not subject to applicable tax and payroll deductions.

4. Incentive Compensation.

(I) In addition to Duties of Employee set forth in paragraph 2, pursuant to this Agreement, Employee shall receive, as additional compensation for the services to be rendered by Employee under this Agreement, incentive compensation based on the Company’s aggressive growth and acquisition strategy, fund raising efforts, etc. in their development stage and upon growth maturity as follows:

A.

In consideration of the Employee's services performed, the Company shall pay to Employee, under this Agreement (the "Additional Services Rendered within this Agreement"), (i) two hundred and fifty thousand (“250,000”) shares of restricted 144a common stock shares (“Certificates, Legend and Medallions”) on the first (‘1 st’) Quarter of the fiscal year 2009 to be delivered to the Employee within a five day (“business days”) period upon commencement of this employment contract in accordance with the conditions and terms set forth herein.  The Company in accordance with the share issuance thereby waives and surrenders all right of receipt and return of the restricted 144a common stock shares (“Certificates, Legend and Medallions”) under rule 144a upon completion of the restricted period set forth within rule 144a.  All other future stock based compensation will be derived and set by the Compensation Committee from the second (‘2 nd’) quarter and beyond the term of employment.

5. Other Benefits.

(a) During the term of this Agreement the Employee shall be able to participate in all insurance and benefit plans (i.e. health care, life insurance, disability, etc.), stock options, profit sharing plans, and travel accidental death and dismemberment plans adopted by the Company and shall be covered under the Company’s D&O Insurance policy as an indemnified party through out the terms and conditions set forth herein.  The Employee agrees to aid the Company in procuring such insurance, including submitting to a physical examination, if required, and completing any and all forms required for application for any insurance policy.

6. Expenses. The Company shall pay all ‘travel and related’ out-of-pocket expenses in accordance with the Company’s Travel and Expense Policy and reimburse Employee for all reasonable and necessary expenses incurred by him in connection with his duties hereunder, upon submission by Employee to the Company of such reasonable evidence of such expenses as the Company may require.

7. Disclosure of Information. The Employee shall, during his employment under this Agreement and thereafter, keep confidential and refrain from disclosing to any unauthorized persons all data and information relating to the respective businesses of the Company or any of its subsidiaries.

8. Intellectual Property Rights.

(a) The Employee shall promptly disclose to the Company in writing, any and all cash flow models, financial statements, schedules, etc., whether or not copyrightable or patentable, secret processes and "know-how," conceived by the Employee during the term of his employment by the Company (the "Employee's Work Product"), whether alone or with others and whether during regular working hours and through the use of facilities and property of the Company or otherwise, which directly relates to the present business of the Company. Upon the Company's request at any time or from time to time during the Term of the Employee's employment, the Employee shall (i) deliver to the Company copies of the Employee's Work Product that may be in his possession or otherwise available to him, and (ii) execute and deliver to the Company such applications, assignments and other documents as it may reasonably require in order to apply for and obtain copyrights or patents in the United States of America and other countries with respect to any Employee's Work Product that it deems to be Copy right able or patentable, and/or otherwise to vest in itself full title thereto.

(b) All documents that pertain to the Company, including but not limited to the Employee's Work Product, shall be the sole and exclusive property of the Company. Upon the termination of the Employee's employment, all such documents that may be in his possession or otherwise available to him or shall thereafter come into his possession or control shall be promptly returned to the Company without the necessity of a request.

(c) During the course of normal operations, the Employee may need to electronically transmit confidential information to the Company and to outside shareholders, specialists, consultants, and auditors.  E-mail is a fast and convenient way to communicate.  However, e-mail travels over the public Internet, which is not a secure means of communication and, thus confidentiality could be compromised.  The Company agrees to the use of e-mail and other electronic methods to transmit and receive information including confidential information, between the Employee, outside shareholders, investors, specialists, consultants, and auditors.

9. Termination. This Agreement and Employee's employment may be terminated in any one of the followings ways:

(a) Death. The death of Employee shall immediately terminate this Agreement with no severance compensation due to Employee's estate.

(b) Disability. If, as a result of incapacity due to physical or mental illness or injury, Employee shall have been absent from his full-time duties hereunder for more than (1) consecutive month, then thirty (30) days after receiving written notice (which notice may occur before or after the end of such one (1) month period, but which shall not be effective earlier than the last day of such one (1) month period), the Company may terminate Employee's employment hereunder provided Employee is unable to resume his full-time duties at the conclusion of such notice period. Also, Employee may terminate this employment hereunder if his health should become impaired to an extent that makes the continued performance of his duties hereunder hazardous to his physical or mental health or his life, provided that Employee shall have furnished the Company with a written statement from a qualified doctor to such effect and provided, further, that, at the Company's request made within thirty (30) days of the date of such written statement, Employee shall submit to an examination by a doctor selected by the Company who is reasonably acceptable to Employee or Employee's doctor and such doctor shall have concurred in the conclusion of Employee's doctor. In the event this Agreement is terminated as a result of Employee's disability, Employee shall (i) receive from the Company, in a lump-sum payment due within thirty (30) days of the effective date of termination, the base salary for three (3) months and all restricted 144a common stock shares (“Certificates, Legend and Medallions”) as set forth within the terms and conditions of the agreement herein after such termination.

(c) Good Cause. The Company may terminate this Agreement ten (10) days after written notice to Employee for "Good Cause," which shall mean any one or more of the following: (1) Employee's willful, material and irreparable breach of this Agreement; (2) Employee's gross negligence in the performance or intentional nonperformance (continuing for ten (10) days after receipt of written notice of need to cure) of any of Employee's material duties and responsibilities hereunder; (3) Employee's willful dishonesty, fraud or misconduct with respect to the business or affairs of the Company which materially and adversely affects the operations or reputation of the Company; (4) Employee's confirmed positive illegal drug test result. In the event of a termination for Good Cause, as enumerated above, Employee shall have no right to any severance compensation.

(d) Without Good Cause. At any time after the commencement of employment, Employee may, without cause, terminate this Agreement and Employee's employment, effective thirty (30) days after written notice is provided to the Company. Employee may only be terminated without Good Cause by the Company during the Term hereof if such termination is approved by a 100% of the members of the Board of Directors (“All Board of Director Members”) of the Company and provided that the Employee receives at least one (1) month written notice. Should Employee terminate with Good Reason or in the event that Employee is terminated without Good Cause during the Term, Employee shall receive from the Company, on such dates as would otherwise be paid by the Company, the lesser of the base salary at the rate then in effect for a period of one year (1) and all restricted 144a common stock shares (“Certificates, Legend and Medallions”) as set forth within the terms and conditions of the agreement herein after such termination. Further, if Employee is terminated without Good Cause or terminates his employment hereunder with Good Reason, (a) the Employee shall be entitled to receive a prorated portion of any discretionary incentive compensation to which the Employee would have been entitled to for the term during which the termination occurred had the Employee not been terminated, (b) the Employee shall be entitled to receive all other unpaid benefits due and owing through Employee's last day of employment. If Employee resigns or otherwise terminates his employment without Good Reason, rather than the Company terminating his employment pursuant to this paragraph 12, Employee shall receive no severance compensation.

10. Indemnification. In the event Employee is made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by the Company against Employee), by reason of the fact that he is or was performing services under this Agreement, then the Company shall indemnify Employee against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, as actually and reasonably incurred by Employee in connection therewith to the maximum extent permitted by applicable law. The advancement of expenses shall be mandatory. In the event that both Employee and the Company are made a party to the same third-party action, complaint, suit or proceeding, the Company agrees to engage competent legal representation, and Employee agrees to use the same representation, provided that if counsel selected by the Company shall have a conflict of interest that prevents such counsel from representing Employee,

Employee may engage separate counsel and the Company shall pay all attorneys' fees of such separate counsel. Further, while Employee is expected at all times to use his best efforts to faithfully discharge his duties under this Agreement, Employee cannot be held liable to the Company for errors or omissions made in good faith where Employee has not exhibited gross, willful and wanton negligence and misconduct or performed criminal and fraudulent acts which materially damage the business of the Company.

11. Effect of Waiver. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach thereof.

12. Assignment. Employee shall not be entitled to assign his rights, duties or obligations under this Agreement.

13. Amendments. The terms and provisions of this Agreement may be amended or modified only by a written instrument executed by the party to be charged by such amendment or modification.

14. Governing Law. The terms and provisions herein contained and all the disputes or claims relating to this Agreement shall be governed by, interpreted and construed in accordance with the internal laws of the State of Nevada, without reference to its conflict of laws principles.

15. Arbitration.

(a) In the event of a dispute between the parties arising out of or relating to this Agreement, or the breach thereof, the parties shall make every effort to amicably resolve, reconcile, and settle such dispute between them. Should an amicable resolution not be possible, either party may invoke arbitration.

(b) Subject to the provisions of Section 11(c) (ii) hereof, all claims, disputes and other matters in controversy arising out of or related to this Agreement or the performance or breach hereof, shall be decided by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "AAA Rules"), by a panel of three (3) arbitrators, in Las Vegas, Nevada. One (1) such arbitrator shall be appointed by each of the parties within three (3) weeks after being requested by the other party to make such appointment and the third arbitrator shall be appointed by the two (2) arbitrators appointed by the parties. In the event that a party does not appoint its arbitrator within such three (3) week period, or the two (2) arbitrators appointed by the parties shall fail to agree on the third arbitrator, such appointed arbitrator or arbitrators shall be appointed by the American Arbitration Association in accordance with the AAA Rules. The award shall state the facts and findings and shall be rendered with reasons in writing. The arbitrators shall have no authority or power to alter or modify any express condition or provision of this Agreement, or to render any award which by its terms shall have the effect of altering or modifying any express conditions or provisions of this Agreement. The award rendered by the arbitrators shall be final and judgment may be entered upon it in any court having jurisdiction thereof. The successful party to the arbitration shall be entitled to an award for reasonable attorney's fees, as determined by the arbitrators.

16. Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

17. Merger and Severability. This Agreement shall constitute the entire Agreement between the Company and Employee with respect to the subject matter hereof. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

18. Counterparts; Facsimile. This Agreement may be executed by facsimile and in two (2) or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have affixed their signatures the day and year first above written.

National Automation Services, Inc.

1/5/2009
Date

/s/ Robert Chance
Robert Chance
CEO of NAS, Acting Chairman of the Board of Directors

1/5/2009
Date

/s/ Jeremy W. Briggs
Jeremy W. Briggs
Vice President and Chief Accounting Officer 9849 Shadymill Ave. Henderson, NV 89148